Amendment No. 4 to Acquisition Agreement


          Amendment No. 4, dated as of December 11, 1996 ("Amendment
   No. 4"), to the Acquisition Agreement, dated as of June 17, 1996, as amended by Amendment No. 1 dated as of August 12, 1996, Amendment No. 2 dated as of September 25, 1996 and Amendment No. 3 dated as of October 29, 1996, by and among ADS/Multicare, Inc. and Alan D. Solomont, David Solomont, Ahron M. Solomont, Jay H. Solomont, Meyer Solomont (who has become a party to such Agreement in lieu of David Solomont (of Lowell)), Susan S. Bailis and the Seller Entities signatory thereto (the "Acquisition Agreement").

          The parties to the Acquisition Agreement hereby agree as follows:

          1. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed thereto in the Acquisition Agreement.

          2. The second sentence of the first paragraph of the Acquisition Agreement is hereby deleted in its entirety and replaced with the following:

               "The Owner Parties and the selling stockholders and partners listed on Schedule A who are not Owner Parties are collectively referred to as the 'Owners.'"

          3. Exhibit A to the Acquisition Agreement is hereby deleted in its entirety and replaced by the Exhibit A attached hereto. At the Closing, Buyer shall assume all of the liabilities of Solomont Brookline Limited Partnership other than any liabilities as to which Buyer is indemnified under the Acquisition Agreement.

          4. In the first sentence of Section 2.1 of the Acquisition Agreement, the sum of "$69,751,000" is hereby deleted and replaced with "$67,159,000." In the second sentence of Section 2.1 of the Acquisition Agreement, the sum of "$59,187,300" is hereby deleted and replaced with "$56,128,900" and the number "531,507," referring to the number of Parent Shares, is hereby deleted and replaced with the number "554,973." The amount of the Indemnification Holdback Amount is increased to $1,500,000 by reason of the provisions of paragraph 20 below.

          5. A new paragraph is hereby added at the end of Section 2.1 of the Acquisition Agreement as follows:

               "In order to induce Susan S. Bailis and Thomas H. Grape to sell their interests in the Seller Entities, Buyer shall pay at the Closing in cash $2,400,000 to Susan S. Bailis and $100,000 to Thomas H. Grape."

          6. Clause (b) in the first paragraph of Section 2.3.1 is hereby deleted and clause (c) thereof is relettered as clause (b). Academy shall not be considered a Seller Entity for purposes of preparing the Closing Balance Sheet under Section 2.3.1. The parties acknowledge that no post closing adjustment will be made respecting Heritage and that mutually agreeable adjustments will be made to recognize that such Facility is not being purchased at the Closing and post-closing adjustments respecting Heritage will be made as of the closing, if any, of the purchase of such Facility under procedures as similar as practicable to those set forth in the Acquisition Agreement. Unless and until Heritage is purchased, Heritage shall not be considered a Facility and neither ASL, Inc. nor Arcadia Associates shall be considered a Seller Entity for purposes of the covenants, warranties or indemnification provisions of the Acquisition Agreement.

          7.   Section 2.3.5 is hereby deleted and the following new
   Section 2.3.5 is substituted in its entirety therefor:

               "2.3.5    Academy.

                    (a) Within 60 days following the Closing Date, KPMG
        Peat Marwick LLP shall deliver or cause to be delivered to Buyer and the Sellers' Representative an audited balance sheet of Academy as at the Closing Date, prepared in accordance with generally accepted accounting principles consistent with the balance sheet as at December 31, 1995 of Academy heretofore delivered to Buyer (the "Academy Closing Balance Sheet"), except that all expenses of Academy in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby that have not been expended since December 31, 1995, shall be deducted from Shareholders Equity. The methods and time periods applicable to finalizing the Closing Balance Sheet in accordance with Section 2.3.1 shall also apply to finalizing the Academy Closing Balance Sheet.

                    (b) (1) If the amount of the shareholders equity reflected on the Academy Closing Balance Sheet ("Academy Closing Equity") is less than $1,034,393 ("December 31 Academy Equity"), then the aggregate Purchase Price shall be reduced by an amount equal to the amount by which Academy Closing Equity is less than December 31 Academy Equity. If the amount of Academy Closing Equity is greater than December 31 Academy Equity, then the Purchase Price shall be increased by such excess.

                         (2)  If the amount of Net Academy Liabilities
        (as defined below) on the Academy Closing Balance Sheet is greater than $4,149,536, then the aggregate Purchase Price shall be reduced by the amount of such excess. Net Academy Liabilities means with respect to Academy (i) accounts payable plus accrued expenses plus short term debt plus long term debt (including current maturities of long term debt) less (ii) cash and cash equivalents.

                    (c)  The Buyer shall pay to the Sellers'
        Representative for payment to the relevant Owners, or the Sellers' Representative shall pay or cause to be paid to the Buyer the amount of the adjustment required under this Section 2.3.5. Such adjustment shall be made in cash not later than on the third business day following final determination of the Academy Closing Balance Sheet."

          8. The first sentence of Section 3.2 is hereby amended by inserting "the day next following" immediately preceding "the Closing Date."

          9. By executing and delivering this instrument (a) Encare of Massachusetts, Inc. ("Encare"), hereby joins in and becomes a party to the Acquisition Agreement as a Seller Entity with the intention and effect that Encare shall be deemed for all purposes to have executed and delivered the Acquisition Agreement and shall have all of the rights and benefits, subject to all of the obligations, of a Seller Entity thereunder and (b) the Owner Parties who are stockholders of Encare (each, an "Encare Owner Party") agree that each representation, warranty, covenant or agreement in the Acquisition Agreement made by an Encare Owner Party with respect to the Seller Entities shall be deemed to have been made with respect to Encare, except that (i) the representations and warranties made with respect to Encare shall be limited to the matters set forth in Sections 6.1.2, 6.1.3 and 6.2 (second and third sentences only) (it being understood that Encare will not be deemed a Seller Entity in making such representations but that the relevant Sellers will be transferring good and marketable title to their shares of Encare, free and clear of all Liens) and (ii) Encare shall be deemed a Seller Entity only for purposes of Sections 2.2, 3.3.1 (l) and
   (m), 8.7 (but only as to the obligations of Owner Parties respecting their shares of Encare and not any action by Encare), 8.13 and 10.8.

          10. All references to Section 5.9 in Section 5.4 are hereby deleted.

          11.  Buyer shall be entitled to indemnification under
   Section 12.2(c) of the Acquisition Agreement only to the extent that the amount of such indemnification exceeds the amount reserved for such items by the Seller Entity as of the Closing Date (as reflected in the Closing Balance Sheet and/or the Academy Closing Balance Sheet), as such reserve may be increased in accordance with the following: The amount reserved for such items shall be increased on a dollar for dollar basis by the amount by which any refund or other positive adjustment by reason of any audit by any Governmental Authority concerning the operation of any Facility prior to the Closing exceeds the amount booked as revenue for the period covered by such audit. Any payment required hereunder shall be made first from the $1MM Indemnification Deposit or the Academy Indemnification Deposit (as the case may be) pursuant to the Escrow Agreement and then, when claims of any type against such funds exceed $1,000,000 (in the case of the $1MM Indemnification Deposit) or $300,000 (in the case of the Academy Indemnification Deposit), from the appropriate Owner Parties as contemplated by Article 12. Not less frequently than once per calendar year, Buyer shall deliver a statement to the Sellers' Representative setting forth in reasonable detail information reasonably necessary to determine the size of any payments due under this Paragraph and the size of the reserve for such items. In no event shall Buyer be obligated to pay (but the reserve shall be credited as aforesaid) to any Owner or Seller Entity any amount by reason of receipt of refunds or other positive adjustments.

          12. Section 6.9 is hereby amended by adding the following prefatory language before the subsections thereof:

     "The representations and warranties in Section 6.9.1 and
        Section 6.9.3 are qualified in their entirety by the disclosure set forth on Schedule 6.9.1."

          13. Paragraphs (c), (h), (k), (l) and (p) of Section 6.17 are hereby deleted and are replaced in their entirety by the following:

                    "(c)  Subject to Schedule 6.17(c), each Benefit
        Plan conforms to, and its administration is in compliance with, all applicable laws and regulations.

                    (h) No Benefit Plan is a multiemployer plan as defined in Code section 414(f) or ERISA sections 3(37) or 4001(a)(3). Except as set forth in Schedule 6.17 (h), no Benefit Plan is a multiple employer plan within the meaning of Code section 413(c) or ERISA sections 4063, 4064 or 4066.

                    (k) Except as set forth in Schedule 6.17(k), each Benefit Plan which is intended to qualify under Code section 401(a) or 403(a) so qualifies and its related trust is exempt from taxation under Code section 501(a).

                    (l) Each Benefit Plan that is a "group health plan" (as defined in ERISA section 607(1) or Code section 5000(b)(1)) has been operated at all times in compliance with the provisions of COBRA and any applicable, similar state law.

                    (p) As of the Closing, none of the Seller Entities Commonly Controlled Entity has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time or any similar state law (collectively, "WARN") and within the six-month period immediately following the Closing, will not incur any such liability or obligation if, during such six-month period, only terminations of employment in the normal course of operations occur."

          14. A new Section 8.18 is hereby added to the Acquisition Agreement as follows:

               8.18 Individual Account Plan. The ADS Group 401(k) Plan sponsored by The ADS Group, Inc. and the Academy Manor Retirement & Savings Plan (each a "Plan," together, the "Plans") as in effect on the Closing Date shall remain in effect after the Closing Date, until such time as Buyer decides to terminate either or both of said Plans, for the benefit of the employees of the Business participating or eligible to participate in each such Plan as of the Closing Date or who will thereafter become eligible to participate upon satisfaction of the applicable eligibility requirements. If Buyer decides to terminate the ADS Group 401(k) Plan after the Closing Date, at a time when any entity outside of Buyer's ERISA controlled group is a participating employer therein, Buyer shall cooperate in the transfer of sponsorship of the ADS Group 401(k) Plan to any such entity outside of its ERISA controlled group desiring to continue such Plan. The Buyer, the Owner Parties and the Seller Entities shall cooperate and take any and all action, and cause each of their respective Affiliates to take any and all action, as may be necessary or appropriate to accomplish the purposes of the foregoing, including, but not by way of limitation, the adoption of each such Plan as a participating employer or plan sponsor effective as of the Closing Date.

          15. A new Section 8.19 is hereby added to the Acquisition Agreement as follows:

               8.19  Post-Closing Environmental Actions.

                    (a) As soon as is reasonably practicable after the Closing Date, Buyer shall remove the underground storage tanks located at Academy Manor Nursing Home and Prescott House Nursing Home (the "USTs"), and shall undertake all actions, including, without limitation, investigation and remediation of any Hazardous Substances in the environment associated with the removal of the USTs, reasonably necessary to obtain a written statement from either
        (i) any Governmental Authority which has exercised jurisdiction over the removal of the USTs or (ii) from a "Licensed Site Professional" (as defined in 310 CMR 40.0006) to the effect that no further action is required under applicable Environmental Laws with respect to the USTs and any associated Hazardous Substances.

                    (b) As soon as is reasonably practicable after the Closing Date, the Buyer shall undertake all actions, if any, necessary to cause the disposal of the wastewater generated in connection with floor cleaning and boiler blowdown at Palm Manor Nursing Home and Westford Nursing and Rehabilitation Center to comply with all applicable Environmental Laws.

                    (c) Buyer shall have the exclusive right to manage and control all action undertaken pursuant to Sections 8.19(a) and 8.19(b); provided, however, that all such actions shall be reasonably cost effective to accomplish the aims set forth by such Sections.

                    (d)  Subject to the limitations set forth in
        Sections 12.4 and 12.6, the Owner Parties shall indemnify and hold harmless Buyer and its agents, representatives, employees, officers, directors, stockholders, controlling persons and Affiliates (collectively, the "Buyer Indemnities"), and shall reimburse the Buyer Indemnities for any loss, liability, claim, damage, expense (including, but not limited to, reasonable costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third party claim (collectively, "Damages"), arising from or in connection with (a) the actions undertaken pursuant to Sections 8.19(a) and 8.19(b) (provided, however, that the Owner Parties shall not be obligated to indemnify the Buyers Indemnities to the extent that such actions are not conducted in accordance with reasonable and customary practices in order to accomplish the aims set forth by such Sections), (b) the USTs and the presence of any "reportable concentrations" (as defined in 310 CMR 40.0006) of Hazardous Substances in the environment resulting from the presence, use or operation of the USTs, (c) the presence of any "reportable concentrations" (as defined in 310 CMR 40.0006) of Hazardous Substances resulting from the discharge of any Hazardous Substances to the septic systems at the Palm Manor Nursing Home or the Westford Nursing and Rehabilitation Center, or (d) any environmental conditions, noncompliance with environmental laws, or other events, acts or conditions identified in (i) the Level I environmental site assessments of the Operated Facilities prepared by Rizzo Associates, Inc. and provided to Sellers on or before the Closing Date or (ii) any environmental assessments, reports or other documents concerning the Facilities provided by Sellers to Buyer where, in the case of either (i) or (ii), Buyer refrained from any further investigation, it being understood that all such matters where Buyer refrained from further investigation are listed in a letter between counsel to the respective parties, dated the date hereof. Third party claims subject to indemnification pursuant to this Section 8.19(d) shall be subject to the procedures set forth in Section 12.5. Owner Parties' obligation to indemnify Buyer pursuant to this Section 8.19(d) shall not be limited or otherwise affected by Sellers' disclosure on
        Schedule 6.9.1 to this Acquisition Agreement. Claims for indemnification hereunder shall be effected under Article 12, it being understood that claims with respect to Academy being made solely against Meyer Solomont as well as the related $300,000 Indemnification Holdback Amount.

                    (e) The Owner Parties shall have no obligation to indemnify Buyer pursuant to Section 8.19(d) with respect to any claim unless, on or before the fifth anniversary of the Closing Date, the Sellers' Representative is given notice asserting such claim and specifying its factual basis in reasonable detail to the extent then known by Buyer.

                    (f) Buyer shall promptly provide to the Sellers' Representative copies of all final scopes of work, sampling data, notices to or from a Governmental Authority or third party, test results and reports concerning the actions undertaken pursuant to
        Section 8.19(a) and 8.19(b).

                    (g) To the extent that any rights of recovery, contribution, reimbursement or indemnification exist against the owner of the Palm Manor Nursing Home ("Recovery"), including, without limitation, by reason of Section 12.4(b) below, pursuant to the lease of said Facility or otherwise, Buyer and Sellers agree to use reasonable efforts to cooperate to obtain such Recovery and any such Recovery obtained will be paid to Buyer and applied against Owner Parties' obligation to indemnify Buyer for the Damages to which the Recovery relates or, to the extent Owner Parties have already made cash payment to Buyer Indemnities pursuant to their indemnification obligation with respect to the subject matter of the Recovery, the Recovery will be paid to Owner Parties.

                    (h) To the extent that any of the Buyer Indemnities obtain any recovery pursuant to an insurance policy with respect to Damages for which such Buyer Indemnities have received indemnification payments from any Owner Parties, such Buyer Indemnities shall thereupon reimburse such Owner Parties on a dollar for dollar basis. If this provision would have the effect of causing any Buyer Indemnitee to lose any benefits under any such policy, this
        Section 15(h) will to the extent necessary to prevent such loss be deemed null and void. In no event shall any Buyer Indemnitee suffer any net reduction in recovery by reason of this Section 15(h).

          16. A new Section 8.20 is hereby added to the Acquisition Agreement as follows:

               "Subject to any required approval of the Lessor under the Operating Lease, dated June 30, 1995, between Health Care Property Investors and ADS Palm Chelmsford, Inc. (the "Palm and Reservoir Lease"), Buyer shall have the right (the "Palm Option") to purchase all shares of stock of ADS Reservoir Waltham, Inc. and ADS Palm Chelmsford, Inc. for an aggregate purchase price of $100 for each such corporation five days following delivery of written notice of exercise of such right to the Sellers' Representative at any time prior to January 1, 2016 (or one year after such later date to which the Palm and Reservoir Lease may be extended). No person other than Buyer who owns any stock of either such corporation may sell, dispose of, transfer, pledge or encumber any of such stock, and neither such corporation shall sell, transfer or encumber, or enter into any agreement to sell, transfer or encumber, all or substantially all of its assets, or enter into any agreement respecting, or effect, any merger or consolidation, in each case at any time until the expiration of the Palm Option. Until the expiration of the Palm Option, neither corporation shall pay any dividend (other than dividends payable solely in shares of stock, pro rata, to all shareholders) or make any distribution. ADS Palm Chelmsford, Inc. hereby agrees to assign to Buyer upon request all of ADS Palm Chelmsford, Inc.'s rights under the Palm and Reservoir Lease, without any recourse to, or representation or warranty from, ADS Palm Chelmsford, Inc., whether or not such assignment breaches the Palm and Reservoir Lease, provided that Buyer shall indemnify the officers, directors and shareholders of ADS Palm Chelmsford, Inc. and ADS Reservoir Waltham, Inc. in connection with such assignment."

          17. The final sentence of Section 9 is hereby amended by deleting the same in its entirety and substituting the following therefor:

               "Buyer agrees to cause Parent to permit any Seller receiving Parent Shares pursuant to this Agreement to include the sale of Parent Shares acquired by them pursuant to this Agreement in any registration statement effected by the Parent under the Securities Act of 1933 later than one year following the Closing Date on the same basis that the co-chief executive officers may include shares of common stock of the Parent therein, unless the Parent shall have received an opinion of counsel that such Seller may sell such shares without registration under such Act."

          18. A new Section 10.11 is hereby added to the Acquisition Agreement as follows:

               10.11  Post-Closing Option to Purchase Heritage.

                         (a)  Buyer and Sellers acknowledge that the
        Heritage Nursing Care Center ("Heritage") has been removed from the Operated Facilities the ownership of which will be transferred pursuant to this Agreement. Sellers who hold ownership interests in Heritage ("Heritage Sellers") hereby grant and convey to Buyer an option to either (i) purchase Heritage, pursuant to the terms of this Agreement, including the application of all representations, warranties and covenants contained in this Agreement to Heritage but the liability of the Owner Parties for matters relating to Hazardous Substance and all environmental issues associated with Heritage under or with respect to this Agreement shall be limited to 10% of the equity price for Heritage, and at a price and in the manner set forth on Exhibit A to this Agreement or (ii) propose alternative terms for the purchase or lease by Buyer of Heritage (the "Option").

                         (b)  The Option may be exercised at any time
        during the period which shall commence on the Closing Date and shall expire 180 days thereafter (the "Option Period").

                         (c)  Buyer shall exercise the Option at any
        time during the Option Period by giving notice, pursuant to Section
        15.7 hereof, of such exercise to Sellers' Representative.

                         (d)  If Buyer exercises the Option in the
        manner specified in Section 10.11(a)(ii), Buyer shall include with its notice of the exercise of the Option a purchase or lease agreement reflecting Buyer's alternative terms (the "Alternative Purchase Agreement"), and within 30 days of receipt of Buyer's notice, Sellers' Representative shall notify Buyer as to whether the Heritage Sellers accept the sale or lease of Heritage on the terms proposed by Buyer. If Sellers' Representative notifies Buyer that the Heritage Sellers accept the sale or lease of Heritage on Buyer's terms, Sellers and Buyer shall execute the Alternative Purchase Agreement. If Sellers' Representative notifies Buyer that the Heritage Sellers are not accepting the sale or lease of Heritage on Buyer's terms (or if Sellers' Representative fails to so notify the Buyer within such 30 day period ), the Option shall expire (except that Buyer shall retain the Option under Section 10.11(a)(i) for an additional 60 days) and Buyer shall have the right to terminate at any time on 60 days notice the supply arrangement referred to in
        Section 10.11(h).

                         (e) The Heritage Sellers shall not
        voluntarily convey, sell, transfer, mortgage or encumber (except for current mortgage lien and liens for real estate taxes, properly assessed) Heritage, or any part thereof or interest therein, during the Option Period without the prior consent of Buyer.

                         (f) If Buyer fails to exercise the Option in the manner provided for herein during the Option Period, the Option shall automatically terminate.

                         (g) The purchase or lease of Heritage shall be effected not later than the thirtieth day (subject to extension for health regulatory requirements) following (i) the exercise of the Option in the manner set forth in Section 10.11(a)(i) or (ii) the acceptance of the Alternative Purchase Agreement in accordance with
        Section 10.11(d).

                         (h) Effective upon the Closing, the
        management agreement between Heritage and ADS Management, Inc. shall be terminated and all amounts owed thereunder shall be promptly settled. Following the Closing, ADS Management, Inc. shall supply Heritage with accounting, reimbursement, consulting, payroll and other services (to be agreed upon) on an annual basis, for which Heritage shall pay at prices to be agreed upon, but in no event shall the amounts paid pursuant to such service arrangements, regardless of the level used by Heritage, be less than 5% of revenues of Heritage. Such arrangement shall be renewed on a mutually agreeable basis.

          19.  The following sentences are hereby added at the end of
   Section 12.4(b) of the Acquisition Agreement:

          "Any Damages incurred or suffered by Buyer in connection with the presence, abatement, removal, disposal or replacement of asbestos-containing building material shall not be subject to indemnification pursuant to this Agreement, but such Damages shall reduce the amount of the Sellers' Basket as if such Damages were subject to indemnification under Section 12.2 of this Agreement."

          20. The parties hereto acknowledge that Meyer Solomont heretofore was substituted for David Solomont of Lowell under, among other things, Section 12.7. Section 12.7 is amended by deleting therefrom the final sentence and substituting therefor the following:

          "Buyer shall deposit $500,000 of the Purchase Price relating to Academy on the Closing Date, of which $300,000 shall secure the indemnification obligations under the Agreement respecting Academy and $200,000 shall secure potential liabilities arising from two severance agreements referred to on Schedule 6.17(a), all as more fully set forth in the Escrow Agreement. Buyer shall be entitled to be indemnified dollar for dollar without regard to any basket for any payments that are required to be made pursuant to such severance agreements"

          21. In view of the fact that the schedules to the Acquisition Agreement were completed at the Closing, no person shall have any liability by reason of the fact that any representation or warranty was untrue as of anytime prior to the Closing, so long as the same shall be true and correct as of the Closing.

          22. The description of Alan Solomont's interest in certain assisted living ventures and other matters annexed hereto as Exhibit B is true and correct in all material respects and does not omit any fact necessary to make the statements therein truthful and accurate as of the date hereof. ADS and SSB and certain other Owner Parties have interests in three assisted living development projects known as Dartmouth, Danvers and Hingham. At Closing, all rights and interests of such Persons in such projects, as well as all other nursing facilities or projects and assisted living projects other than those listed on Schedule 6.23 of the Acquisition Agreement, are being assigned to Buyer (or its affiliated designee), subject to third party consents and Buyer shall become responsible for all development costs and capital contributions. In addition, at or after the Closing (upon receipt and verification of backup), Buyer shall reimburse each such Person for any unreimbursed expenditures by such Persons on all such projects, by paying to Sellers' Representative for their accounts the amounts set forth on Exhibit C. The Sellers represent that none of such expenses has been paid by any entity being acquired pursuant to the Acquisition Agreement. ADS and SSB agree to use their best efforts to obtain any necessary third-party consents to such transfer within 90 days following the Closing, ADS and SSB acknowledge and agree that such interests will be permitted under Section 10.9 of the Acquisition Agreement only until the 90th day following the Closing.

          23. The Sellers' Representative has heretofore provided to Buyer a copy of an agreement respecting the termination of employment of Thomas Grape. The Buyer confirms that the severance of Mr. Grape under the terms set forth in such agreement will not constitute a breach of the Acquisition Agreement. Sellers' Representative agrees that it is the intention of the parties that, except for the obligation of the Buyer to pay $95,000 to Mr. Grape, the financial terms of such letter agreement shall not adversely affect Buyer and that any payments to Mr. Grape, regardless of whether made prior or after the Closing, will be deemed to be made prior to the Closing for purposes of preparation of the Closing Balance Sheet and any other appropriate adjustment shall be made such that any and all costs relating to such severance or arising out of such agreement will not be borne directly or indirectly by the Buyer.

                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment No. 4 as of the day and year first above written.

                              ADS/MULTICARE, INC.

                              By:    BRADFORD C. BURKETT
                              Name:  Bradford C. Burkett
                              Title: Vice-President





                              ENCARE OF MASSACHUSETTS, INC.

                              By:    DANIEL E. STRAUS
                              Name:  Daniel E. Straus
                              Title:

                              By:    ALAN D. SOLOMONT
                              Name:  Alan D. Solomont
                              Title:

                          Exhibit A

   Arcadia Associates (General Partnership)
   ASL, Inc. d/b/a Heritage Nursing Care Center (S Corporation)

     A.   Each partner of Arcadia Associates  (i.e., Alan Solomont
             (12.5%), David Solomont (12.5%), Jay Solomont (12.5%), Ahron Solomont (12.5%), Leon Landa (25%), E. Casso (6.25%), G. Jasne (6.25%), P. Altsher (6.25%) and B. Petty (6.25%)) shall transfer their partnership interests in Arcadia Associates to SELCO.

     B. SELCO shall pay cash consideration to each partner of Arcadia Associates, as follows:

               Alan Solomont           $   136,500
               David Solomont          $   136,500
               Jay Solomont            $   136,500
               Ahron Solomont          $   136,500
               Leon Landa              $   273,000
               E. Casso                $    68,250
               G. Jasne                $    68,250
               P. Altsher              $    68,250
               B. Petty                $    68,250
               TOTAL                   $ 1,092,000

     C. The trustee of Arcadia Realty Trust will be changed to a person designated by SELCO.

     D. SELCO shall strip the real estate assets out of Arcadia Realty Trust/Arcadia Associates.

     E.   SELCO shall lease the real estate assets to ASL, Inc.

     F.   Each stockholder of ASL, Inc., (i.e., Alan Solomont (12.5%),
             David Solomont (12.5%), Jay Solomont (12.5%), Ahron Solomont (12.5%), Leon Landa (25%), E. Casso (6.25%), G. Jasne (6.25%),
             P. Altsher (6.25%) and B. Petty (6.25%)) shall sell their stock to Buyer.

     G. Buyer shall pay cash consideration to each stockholder of ASL, Inc. as follows:


   Alan Solomont           $   125,000
   David Solomont          $   125,000
   Jay Solomont            $   125,000
   Ahron Solomont          $   125,000
   Leon Landa              $   250,000
   E. Casso                $    62,500
   G. Jasne                $    62,500
   P. Altsher              $    62,500
   B. Petty                $    62,500
   TOTAL                   $  1,000,000


     H. Management Agreement will remain between ADS Management, Inc. and ASL, Inc. License is held by ASL, Inc.

     I.   Consents required:

          (i)  The consent of each of Leon B. Landa, Elizabeth Casso,
                  Gail Jasne, Philip M. Altsher and Barbara Petty is required for the transfer of each of the partnership interests of all of the other partners in Arcadia Associates pursuant to the Arcadia Associates partnership agreement.

          (ii) The board of directors of ASL, Inc. must waive restrictions on stock transfer pursuant to the articles of incorporation of ASL, Inc.

          (iii)     Loan Agreement dated 11/30/93 between ASL, Inc. and Fleet
                       Bank to be repaid. Release liens and guaranties made by Ahron Solomont, Alan Solomont, Leon Landa, Jay Solomont and David Solomont.


                            Exhibit B

   Operating Assisted Living Facilities.

          ADS Senior Housing, Inc. (a company being acquired by
   Multicare) currently manages eight assisted living facilities. Alan Solomont has ownership interests in five of the eight: (i) Heritage at North Andover; (ii) Cabot Park Village; (iii) Heritage at the Falls; (iv) Heritage at Cleveland Circle; and (v) Heritage at Vernon Court. Four of the five facilities (all except North Andover) are essentially joint ventures between an entity owned in substantially equivalent portions by Alan, Susan Bailis and three of Alan's brothers on one side and National Development of New England ("NDNE"), an independent developer, on the other side. The ADS entity and NDNE have substantially equivalent general partner and limited partner interests in each facility. Three of the four facilities (all except Cabot) also include third party investors known as "investor limited partners," who acquired their interests in equity syndications. These investor limited partners own limited partnership interests ranging generally from 45%-55% of each entity. Alan serves as president of each ADS entity. In each instance, the ADS entity manages the facility and earns development and management fees, while NDNE develops and constructs the property, earning development and construction fees.

          The fifth facility, North Andover, is owned in five tranches of 20% each by Alan, Susan and each of Alan's three brothers.

          Information setting forth more precisely the investment interests is attached.

   Assisted Living Development Projects.

          Alan Solomont, Susan Bailis and three of Alan's brothers have ownership interests in three assisted living development projects known as Dartmouth, Danvers and Hingham. These are covered by Amendment No. 4.


                             Exhibit C

   Schedule of amounts to be paid at or after Closing re Assisted Living (upon receipt and verification of back-up)



                               ADS Senior Housing

   Danvers Assisted Living         $  219,507
   Hingham Assisted Living         $  154,176
   Worcester Assisted Living       $  105,302
   Southington Assisted Living     $   11,574
   Dartmouth Assisted Living       $  211,624
   TOTAL ADS SENIOR HOUSING        $  702,183



                                 ADS Management

   Southeast Nursing Home          $  550,000
   TOTAL ADS MANAGEMENT            $  550,000



                                 Total ADS Group

   Total ADS Senior Housing        $   702,183
   Total ADS Management            $   550,000
   TOTAL ADS GROUP                 $ 1,252,183
